Exhibit 99.1

NEWS RELEASE
	Contacts:	Union Drilling, Inc. Christopher D. Strong, CEO A.J. Verdecchia, CFO 817-735-8793

FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING ANNOUNCES UPCOMING

DEPARTURE OF CHIEF FINANCIAL OFFICER

FORT WORTH, TX – August 10, 2009 – Union Drilling, Inc. (NASDAQ: UDRL) announced today that A.J. Verdecchia has informed the board of directors and senior management of his intention to resign from his positions as the Company’s Vice President, Chief Financial Officer and Treasurer to pursue an opportunity outside the industry. Mr. Verdecchia has agreed to remain with Union Drilling in his present capacities through September 30, 2009 to enable an orderly transition.

Chris Strong, President and Chief Executive Officer, said, “A.J. has made significant contributions to Union Drilling over the past three years. His influence is reflected in the accuracy and overall strength of our financial reporting. We appreciate everything A.J. has done for the Company and we all wish him great success with his new endeavor.”

Verdecchia said, “I thoroughly enjoyed serving as the Company’s CFO and I am confident about its future direction and success. In the coming weeks, I am committed to working closely with the entire management team to facilitate a smooth transition.”

The Company has commenced a CFO search with a national executive recruiting firm.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

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